Exhibit 99.1

FOR IMMEDIATE RELEASE
AROTECH AND CEO STEVEN ESSES ANNOUNCE EARLY CONTRACT TERMINATION

Executive Vice President Dean Krutty named acting CEO

Ann Arbor, Michigan – January 3, 2017 – Arotech Corporation (Nasdaq GM: ARTX) today announced the early termination of its employment agreement with Steven Esses, Arotech’s president and CEO and a member of the Board. Mr. Esses left the Company and resigned as a director of the Company and as an officer and director of all of the Company’s subsidiaries effective December 31, 2016. The early termination was by mutual agreement.

Under the terms of Arotech’s separation agreement with Mr. Esses, Arotech is paying Mr. Esses a lump-sum payment of approximately $2 million in lieu of the amounts owed to Mr. Esses over the remaining life of his agreement, resulting in a savings to Arotech of approximately $1.1 million. Taken together with other recent initiatives, Arotech expects to have reduced its annual operating expenses by over $4 million through Board decisions taken in 2016.

“Over the last twelve months, the Company and the Board have been aggressively engaged in identifying opportunities to reduce costs while continuing to grow the Company’s revenues and customer base,” said Arotech Chairman of the Board Jon Kutler. “We are grateful to Steven for his many years of service and contributions and we wish him the very best in the future.”

“Dean Krutty has been named our acting CEO,” continued Mr. Kutler. “Dean has been with Arotech and its FAAC subsidiary since 1987, and has been serving as Arotech’s Executive Vice President for the past two years, after ten successful years as FAAC’s president.”

About Arotech Corporation
Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers and advanced zinc-air and lithium batteries and chargers. Arotech operates two major business divisions: Training and Simulation, and Power Systems.
Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Michigan, South Carolina, and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.

Arotech Investor Relations Contacts:
Scott Schmidt
Arotech Corporation
(415) 596-7061
 Scott.Schmidt@arotechusa.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.